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Exhibit 10.20

April 28, 1997

Dennis Shepard
8285 Sturbridge Way #303
Cordova, TN  38018

Dear Dennis:

This is to confirm ONSALE's offer of employment to you at a salary of $14,583.34 per month starting April 28, 1997.

You will receive 120,000 stock options of ONSALE common stock (post-November 1st, 1996 stock split) upon board approval. The stock will vest monthly over a four-year period after a six-month "cliff".

You will participate in ONSALE's standard benefits package as amended from time to time. This includes a 401K plan and health insurance for yourself. You may, at your expense, purchase coverage for additional family members under this plan.

ONSALE will reimburse you up to $5000 in actual moving expenses.

You will also be required to sign a standard Employee Inventions and Assignment Agreement. Your employment is 'at will', which means that you or ONSALE can terminate your employment at any time with or without formal 'cause'.

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.


Sincerely,

/s/ Jerry Kaplan              /s/ Dennis Shepard  4/28/97
Jerry Kaplan                  ____________________________
CEO                           Dennis Shepard       Date